Exhibit 10.46

COCA-COLA CONSOLIDATED, INC.
LONG TERM RETENTION PLAN

(AMENDED AND RESTATED EFFECTIVE JULY 30, 2024)

COCA-COLA CONSOLIDATED, INC.
LONG TERM RETENTION PLAN
(AMENDED AND RESTATED JULY 30, 2024)

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ARTICLE V ADMINISTRATION OF THE PLAN		10
5.1.	Powers and Duties of the Plan Administrator	10
5.2.	Agents	10
5.3.	Reports to the Committee	11
5.4.	Limitations on the Plan Administrator	11
5.5.	Benefit Elections, Procedures and Calculations	11
5.6.	Calculation of Benefits	11
5.7.	Instructions for Payments	11
5.8.	Claims for Benefits	11
5.9.	Hold Harmless	13
5.10.	Service of Process	13
ARTICLE VI DESIGNATION OF BENEFICIARIES		13
6.1.	Beneficiary Designation	13
6.2.	Failure to Designate Beneficiary	14
ARTICLE VII WITHDRAWAL OF PARTICIPATING COMPANY		14
7.1.	Withdrawal of Participating Company	14
7.2.	Effect of Withdrawal	14
ARTICLE VIII AMENDMENT OR TERMINATION OF THE PLAN		15
8.1.	Right to Amend or Terminate Plan	15
8.2.	Notice	15
ARTICLE IX GENERAL PROVISIONS AND LIMITATIONS		15
9.1.	No Right to Continued Employment	15
9.2.	Payment on Behalf of Payee	16
9.3.	Nonalienation	16
9.4.	Required Information	16
9.5.	No Trust or Funding Created	16
9.6.	Binding Effect	17
9.7.	Merger or Consolidation	17
9.8.	Entire Plan	17
9.9.	Withholding	17
9.10.	Code Section 409A	17
9.11.	Construction	18
9.12.	Applicable Law	18

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Coca-Cola Consolidated, Inc.
Long Term Retention Plan
(Amended and Restated July 30, 2024)
ARTICLE I
DEFINITIONS
Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise.
1.1.Account
The separate bookkeeping account established on the books and records of a Participating Company to record a Participant’s interest under the Plan attributable to Company contributions credited to Investment Options as described in Article III of the Plan and the Net Gain (Loss) Equivalent attributable thereto.
1.2.Adjustment Date
December 31st of each year, the date of a Change in Control, and any other date during the calendar year specified by the Plan Administrator, upon or as of which Accounts are adjusted as set forth in Article III.
1.3.Affiliate
Any corporation or other entity with respect to which the Company owns directly or indirectly 100% of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other entity with respect to which the Company owns directly or indirectly 50% or more of such entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.
1.4.Authorized Leave of Absence
Either (a) a leave of absence authorized by the Participating Company, in its sole and absolute discretion (the Participating Company is not required to treat different Employees comparably), provided that the Employee returns to a Participating Company within the period specified, or (b) an absence required to be considered an Authorized Leave of Absence by applicable law.
1.5.Beneficiary
The beneficiary or beneficiaries designated by a Participant pursuant to Article VI to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

1.6.Board
The Board of Directors of the Company.
1.7.Change in Control
Any of the following:

(a)The acquisition or possession by any person, other than Harrison Family Interests (as defined in Subsection (e)(1) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or
(b)At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) 30% or more of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or
(c)The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or
(d)Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).
(e)For purposes of this Section:
(1)“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(2)“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;
(3)beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;
(4)“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and
(5)“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.
(f)Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of shareholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.
1.8.Code
The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
1.9.Committee
The Compensation Committee of the Board.
1.10.Company
Coca-Cola Consolidated, Inc., a Delaware corporation, and where appropriate any subsidiary thereof, or any entity which succeeds to its rights and obligations with respect to the Plan; provided, however, that for purposes of the definition of “Board,” “Company” shall mean only Coca-Cola Consolidated, Inc., a Delaware corporation, and any entity which succeeds to its rights and obligations with respect to the Plan.
1.11.Employee
A person who is a common-law employee of a Participating Company.
1.12.ERISA

The Employee Retirement Income Security Act of 1974, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
1.13.Investment Option
An investment option designated by the Plan Administrator pursuant to Section 3.2(a).
1.14.Investment Subaccount
One or more subaccounts kept as part of a Participant’s Account which are deemed to be invested in the Investment Option to which the subaccount relates, and the Net Gain (Loss) Equivalent attributable thereto.
1.15.LTRP Agreement
The Agreement the Participating Company and the Participant enter into pursuant to Article II.
1.16.Net Gain (Loss) Equivalent
With respect to each Adjustment Date, the dollar amount equivalent to be credited to or debited from each of the Participant’s Investment Subaccounts. The amount of the Net Gain (Loss) Equivalent of a particular Investment Subaccount shall equal the amount of investment gain or loss which would have been experienced had the Investment Subaccount balance been invested in the Investment Option to which it relates. As of each Adjustment Date, the Plan Administrator shall determine the Net Gain (Loss) Equivalent, taking into due account additions to and subtractions from the Investment Subaccount since the next preceding Adjustment Date.
1.17.Participant
An Employee who meets the requirements for participation in the Plan and has become a participant in the Plan, in accordance with the provisions of Article II.
1.18.Participating Company
Subject to the provisions of Article VII, “Participating Company” means the Company and any Affiliate which adopts the Plan for the benefit of its selected key Employees. Each Participating Company shall be deemed to appoint the Committee its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Plan Administrator of all the power and authority conferred upon the Plan Administrator by the Plan. The authority of the Committee to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term “Participating Company” shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

1.19.Plan
The Coca-Cola Consolidated, Inc. Long Term Retention Plan, as contained herein and as it may be amended from time to time hereafter.
1.20.Plan Administrator
The Executive Vice President and Assistant to the Chairman or such other person or persons designated by such individual or by the Chief Executive Officer of the Company.
1.21.Retirement
A Participant’s Termination of Employment, other than on account of death, on or after age 60 or due to Total Disability.
1.22.Termination for Cause
Termination by a Participating Company prior to a Change in Control by reason of (a) the Employee’s commission of an act of embezzlement, dishonesty, fraud, gross neglect of duties, or disloyalty to any Participating Company, (b) the Employee’s commission of a felonious act or other crime involving moral turpitude or public scandal, (c) the Employee’s alcoholism or drug addiction, or (d) the Employee’s improper communication of confidential information about any Participating Company or other conduct committed which the Employee knew or should have known was not in any Participating Company’s best interest.
1.23.Termination of Employment
The date on which the Participant is no longer employed by any Participating Company. For purposes of this Section, a Termination of Employment occurs on the earlier of:
(a)The date as of which the Employee quits, is discharged or terminates employment for any reason including due to Total Disability, Retirement or death, or
(b)The first day of absence of an Employee who fails to return to employment at the expiration of an Authorized Leave of Absence.
Notwithstanding the foregoing, the term “Termination of Employment” shall be interpreted to mean a “separation from service” as such term is used in Code Section 409A and the regulations thereunder.
1.24.Total Disability
A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered Totally Disabled if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.
1.25.Vested Percent
The percentage of a Participant’s Account that is nonforfeitable as determined in accordance with Section 3.3(b).
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1.Eligibility
An Employee (a) who is a member of the Participating Company’s “select group of management or highly compensated employees,” as defined in Sections 201(2), 301(a)(3) and 401(a) of ERISA, and (b) who is designated by the Committee, shall be eligible to become a Participant in the Plan.
2.2.Participation
An Employee who is eligible to become a Participant shall become a Participant upon the execution and delivery to the Plan Administrator of an LTRP Agreement substantially in the form attached hereto as Exhibit A. A Participant shall continue to be a Participant until the Participant is no longer entitled to a benefit under the Plan.
ARTICLE III
CONTRIBUTIONS AND BENEFITS
3.1.Accounts.
(a)Establishment and Accounting of Accounts. An Account shall be established and maintained on the books and records of the Plan for each Participant who has an amount credited in accordance with the provisions of this Article III. Within each Participant’s Account there shall be one or more Investment Subaccounts. As of each Adjustment Date, the Plan Administer shall debit and credit each Participant’s Account by the following:
(1)Payments. There shall be debited the amount of benefit payments made to or on behalf of the Participant or the Participant’s Beneficiary since the last Adjustment Date.
(2)Net Gain (Loss) Equivalent. There shall be credited or debited, as the case may be, the Net Gain (Loss) Equivalent since the last Adjustment Date for each of the Participant’s Investment Subaccounts.
(3)Contributions. There shall be credited the Company contributions made to the Account pursuant to Section 3.1(b) since the last Adjustment Date.
(b)Company Contributions. A Participant’s Account shall be credited with an initial balance equal to zero and shall be credited with a contribution equal to the amount stated in the Participant’s LTRP Agreement as of the time stated in such agreement.
3.2.Adjustment of Accounts.
(a)Investment Options. Subject to Subsection (c) of this Section, the Plan Administrator shall designate the Investment Options for the deemed investment of Participant Accounts and shall have the right to eliminate and add Investment Options from time to time. A Participant may elect to have the Participant’s Account deemed to be invested in one or more of the Investment Options. If an Investment Option is eliminated, Participants’ Investment Subaccount balances relating to such Investment Option shall be transferred to such other Investment Subaccounts as the Plan Administrator directs. All elections as to how Company contributions are allocated among Investment Subaccounts are subject to the Plan Administrator’s approval. The Plan Administrator shall notify Participants if changes are made in the available Investment Options. The Plan Administrator may designate an Investment Option if and to the extent a Participant fails to make a valid or approved election.
(b)Deemed Investment Elections. A Participant shall specify how contributions credited to the Participant’s Account pursuant to Section 3.1(b) shall be allocated among the Investment Options and related Investment Subaccounts. In accordance with such procedures and limitations as the Plan Administrator adopts, the Participant may change such specification with respect to contributions not yet credited to an Investment Subaccount. Any amounts allocated to the Participant’s Account may be reallocated among the Investment Options at the election of the Participant. Any such request to have one or more Investment Subaccount balances transferred to one or more other Investment Subaccounts shall be made in accordance with and shall be subject to such procedures and limitations as the Plan Administrator adopts. Notwithstanding any contrary provision of this Subsection, all reallocations among Investment Options are subject to the trading rules, policies and procedures of the underlying mutual fund designated as an Investment Option.
(c)Effect of Change in Control. From and after a Change in Control, and notwithstanding any other provision of the Plan to the contrary, (1) the Investment Options in effect immediately prior to the Change in Control shall continue and not be eliminated, and (2) Participants shall continue to have the right to transfer their Investment Subaccount balances among the Investment Options in accordance with the same rules and procedures as were in effect immediately prior to the Change in Control. If an Investment Option is deemed invested in a particular mutual fund or other collective investment vehicle that is liquidated or terminated after the Change in Control or has its fundamental investment objective materially changed, then the Plan Administrator shall immediately substitute, as the deemed investment of such Investment Option, another mutual fund or other collective investment vehicle having substantially the same investment objectives and other material characteristics as the said mutual fund or collective investment vehicle had prior to its liquidation, termination or change in investment objective.
3.3.Distribution Provisions.
(a)Amount of Benefit. The amount of a Participant’s Plan benefits shall equal the amount credited to the Participant’s Account from time to time times the Vested

Percent at such time, which benefit shall become payable as provided in this Section 3.3.
(b)Vested Percent. The Participant shall be 100% vested in his Account upon (i) Retirement, (ii) death while an Employee or while Totally Disabled but prior to Termination of Employment, or (iii) a Change in Control while an Employee or while Totally Disabled but prior to Termination of Employment. Unless otherwise provided in a Participant’s LTRP Agreement, prior to the occurrence of any of the above events, the Participant’s Vested Percent in his Account shall be determined according to the following schedule:

Age	Vested Percent
50 and before	50%
51	55%
52	60%
53	65%
54	70%
55	75%
56	80%
57	85%
58	90%
59	95%
60	100%

(c)Timing of Distribution. Except as otherwise provided in Section 3.3(f), the vested amount of a Participant’s Account shall be paid, or begin to be paid, as of the earlier of (1) the Participant’s Termination of Employment for any reason other than death, (2) the first day of the third month following receipt by the Plan Administrator of satisfactory proof of the Participant’s death, or (3) the first day of the third month following a Change in Control of the Company. Payment shall be made in the form elected by the Participant in accordance with Section 3.3(d). Payment shall be deemed to be made as of the date described in this paragraph if it is made in the same calendar quarter as such date or as of the 15th day of the third calendar month following such date, if later.
(d)Election of Payment Form. Each Participant shall elect the form of payment of the Participant’s vested Account and may elect a different form of payment to apply in the event of the Participant’s death, Termination of Employment for any other reason or a Change in Control. Such election(s) must be filed with the Plan Administrator within 30 days following the date of the Participant’s LTRP Agreement and may not thereafter be changed. The optional forms of payment available to the Participant are:
(1)equal monthly installments over 10, 15 or 20 years, or
(2)a single lump sum.

If a Participant fails to make a payment election, the Participant’s Plan benefit shall be paid in equal monthly installments over 10 years. Any election made pursuant to this Section 3.3(d) shall be irrevocable 30 days following the date of the Participant’s LTRP Agreement.
(e)Death Benefit After Installment Payments Begin. If a Participant who is receiving monthly installments dies before the last monthly installment is paid, then the remaining monthly installments shall be paid to the Participant’s Beneficiary as and when such monthly installments would have otherwise been paid to the Participant had the Participant not died.
3.4.Reemployment
If a Participant has a Termination of Employment and then again becomes an Employee, such reemployment shall not affect in any way the Participant’s benefit under the Plan that accrued prior to such reemployment. Unless the Plan Administrator otherwise decides, the Participant shall not accrue any additional benefit under the Plan on account of such reemployment.
ARTICLE IV
CONDITIONS
4.1.Suicide
Notwithstanding any provision in the Plan to the contrary, if any Participant dies as a result of suicide within 30 months of entering into an LTRP Agreement, then the Participant’s benefits under the Plan shall be forfeited, and no benefit shall be paid to the Participant’s Beneficiary.
4.2.Noncompetition
In the event a Participant, during the period of the Participant’s employment and for 3 years following the Participant’s Termination of Employment, (i) directly or indirectly, engages in the same or similar line of business carried on by any Participating Company in any territory in which any Participating Company is doing business during the period of one year preceding the Participant’s Termination of Employment, (ii) directly or indirectly, either for the Participant’s own account or for the account of any other person or entity, hires, solicits or attempts to persuade any employee, agent or consultant of any Participating Company to terminate or alter such person’s relationship with any Participating Company to any Participating Company’s detriment, or (iii) persuades, encourages or causes, directly or indirectly, any supplier or customer of any Participating Company, including but not limited to any supplier or customer with whom the Participant had or has material contacts in the course of the Participant’s employment with any Participating Company, to terminate such person’s relationship with any Participating Company or divert any business from any Participating Company, then the Participant shall forfeit any benefit to which the Participant may be entitled hereunder and within 30 days of a written request of the Company shall reimburse the Company for any benefit paid to Participant hereunder. This Section shall not apply to any actions which occur after both a Participant’s Termination of Employment and a Change in Control.
4.3.Forfeiture for Cause
Notwithstanding any provision in the Plan to the contrary, a Participant shall forfeit all rights to any benefits under the Plan if the Participant has a Termination for Cause.
ARTICLE V
ADMINISTRATION OF THE PLAN
5.1.Powers and Duties of the Plan Administrator
The Plan Administrator shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements and establishing and maintaining Plan records). In the exercise of the Plan Administrator’s sole and absolute discretion, the Plan Administrator shall interpret the Plan’s provisions (and all ambiguities) and, subject to the Committee’s approval, determine the eligibility of individuals for benefits.
5.2.Agents
The Plan Administrator may engage such legal counsel, certified public accountants and other advisors and service providers, who may be advisors or service providers for one or more Participating Companies, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Plan Administrator may rely upon the written opinion of any legal counsel or accountants engaged by the Plan Administrator, and may delegate to any person or persons the Plan Administrator’s authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator.
5.3.Reports to the Committee
The Plan Administrator shall report to the Committee as frequently as the Committee shall specify, with regard to the matters for which the Plan Administrator is responsible under the Plan.
5.4.Limitations on the Plan Administrator
The Plan Administrator shall not be entitled to act on or decide any matter relating solely to the Plan Administrator or any of the Plan Administrator’s rights or benefits under the Plan. In the event the Plan Administrator is unable to act in any matter by reason of the foregoing restriction, the Committee shall act on such matter. The Plan Administrator shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Plan Administrator in any jurisdiction. The Plan Administrator or any agent to whom the Plan

Administrator delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.
5.5.Benefit Elections, Procedures and Calculations
The Plan Administrator shall establish, and may alter, amend and modify from time to time, the procedures pursuant to which Participants may make their respective elections, requests and designations under the Plan. The Plan Administrator shall also establish the election and designation forms that Participants must use for such purposes. No election, request or designation by a Participant shall be effective unless and until it has been executed and delivered to the Plan Administrator (or the Plan Administrator’s authorized representative) and has also satisfied any other conditions or requirements that may apply to such election, request or designation under any other applicable provision of the Plan.
5.6.Calculation of Benefits
The Plan Administrator shall promulgate and establish such written rules, charts, examples and other guidelines as the Plan Administrator deems necessary or advisable in order to precisely calculate the benefits due hereunder, and the same shall be filed with the records of the Plan Administrator and shall be binding and governing on Participants, their Beneficiaries and all other interested parties to the extent they represent a reasonable and consistent interpretation of the benefit calculation provisions of the Plan.
5.7.Instructions for Payments
All requests of or directions to any Participating Company for payment or disbursement shall be signed by the Plan Administrator or such other person or persons as the Plan Administrator may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.
5.8.Claims for Benefits
(a)General. In the event a claimant has a claim under the Plan, such claim shall be made by the claimant’s filing a notice thereof with the Plan Administrator. (A claimant may authorize a representative to act on the claimant’s behalf with respect to the claim.) Each such claim shall be referred to the Plan Administrator for the initial decision with respect thereto. Each claimant who has submitted a claim to the Plan Administrator shall be afforded a reasonable opportunity to state such claimant’s position and to submit written comments, documents, records, and other information relating to the claim to the Plan Administrator for the Plan Administrator’s consideration in rendering the Plan Administrator’s decision with respect thereto. A claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.
(b)Plan Administrator’s Decision. The Plan Administrator will consider the claim and make a decision and notify the claimant in writing within a reasonable period of time but not later than 90 days after the Plan Administrator receives the claim. Under special circumstances, the Plan Administrator may take up to an additional 90 days to review the claim if the Plan Administrator determines that such an extension is necessary due to matters beyond the Plan Administrator’s control. If this happens, the claimant will be notified before the end of the initial 90-day period of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. If any part of the claim is denied, the notice will include specific reasons for the denial and specific references to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary to file the claim properly and explain why this material or information is necessary, and describe the Plan’s review procedures, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefits determination on review.
(c)Review of Decision. The claimant may have the denial of any part of the claim reviewed. The denial will be reviewed by the Committee. To obtain a review, the claimant must submit a written request for review to the Committee within 90 days after the claimant receives the written decision of the Plan Administrator. The written request may include written comments, documents, records, and other information relating to the claim. The claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records, and other information relevant to the claim.
The Committee will review the case and notify the claimant of its decision, whether favorable or unfavorable, within a reasonable period of time, but no later than 60 days after it receives the claim. The review will take into account all comments, documents, records, and other information the claimant submits, without regard to whether such information was submitted or considered in the initial benefit determination. Under special circumstances, the Committee may take up to an additional 60 days to review the claim if it determines that such an extension is necessary due to matters beyond its control. If this happens, the claimant will be notified before the end of the initial 60-day period of the circumstances requiring the extension and the date by which the Committee expects to render a decision.
The notification to the claimant will be in writing, specify the reasons for its decision, make specific references to the Plan provisions on which the denial was based, and include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA.
The decision of the Committee will be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

5.9.Hold Harmless
To the maximum extent permitted by law, no member of the Committee or the Plan Administrator shall be personally liable by reason of any contract or other instrument executed by the Plan Administrator or a member of the Committee or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and each Participating Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Plan Administrator and each member of the Committee and each other officer, employee, or director of any Participating Company to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of any Participating Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith or such indemnification is contrary to law.
5.10.Service of Process
The Secretary of the Company or such other person designated by the Board shall be the agent for service of process under the Plan.
ARTICLE VI
DESIGNATION OF BENEFICIARIES
6.1.Beneficiary Designation
Every Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary designation by filing a new designation with the Plan Administrator. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan any remaining payments that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.
6.2.Failure to Designate Beneficiary
If no Beneficiary designation is in effect at the time of the Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), the benefits, if any, payable under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate. For this purpose, “surviving spouse” means the survivor of a deceased Participant to whom such deceased Participant was legally married (as determined by the Plan Administrator) immediately before the Participant’s death. If the Plan Administrator is in doubt as to the right of any person to receive such benefits, the Plan Administrator may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.
ARTICLE VII
WITHDRAWAL OF PARTICIPATING COMPANY
7.1.Withdrawal of Participating Company
A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date on which notice is received by the Board. The Participating Company shall withdraw from participating in the Plan if and when it ceases to be either a division of the Company or an Affiliate. The Committee may require the Participating Company to withdraw from the Plan, as of any withdrawal date the Committee specifies.
7.2.Effect of Withdrawal
A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect a Participant’s Account as of the date of withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.
ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN
8.1.Right to Amend or Terminate Plan
(a)By the Board or the Committee. Subject to Subsection (c) of this Section, the Board or the Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participating Company, Participant, or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.
(b)By the Plan Administrator. Subject to Subsection (c) of this Section, the Plan Administrator may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan, provided the amendment does not materially affect the estimated cost to the Participating Companies of maintaining the Plan. Each

Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Plan Administrator.
(c)Limitations. In no event shall an amendment or termination of the Plan modify, reduce or otherwise affect the value of Participant Accounts as of the date of the amendment or termination. Notwithstanding the preceding provisions of this Subsection, from and after the date of a Change in Control no amendment or termination may be made to the Plan that, without the express written consent of the affected Participant or Beneficiary (as the case may be), directly or indirectly changes the amount, time or method of payment of any benefit that had accrued by the date of the Change in Control.
8.2.Notice
Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and to all Participating Companies.
ARTICLE IX
GENERAL PROVISIONS AND LIMITATIONS
9.1.No Right to Continued Employment
Nothing contained in the Plan shall give any Employee the right to be retained in the employment of any Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”
9.2.Payment on Behalf of Payee
If the Plan Administrator finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Plan Administrator so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company therefor.
9.3.Nonalienation
No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the

Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Plan Administrator and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.
If any Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate; and in such event, the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.
9.4.Required Information
Each Participant shall file with the Plan Administrator such pertinent information concerning himself or herself, such Participant’s Beneficiary, or such other person as the Plan Administrator may specify; and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.
9.5.No Trust or Funding Created
The obligations of each Participating Company to make payments hereunder constitute a liability of such Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person, it being the intention of the parties that the Plan be unfunded for tax purposes and for Title I of ERISA. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company; and the Plan constitutes a mere promise to make benefit payments in the future.
9.6.Binding Effect
Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

9.7.Merger or Consolidation
In the event of a merger or a consolidation by any Participating Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of a Participating Company by another corporation, then and in such event the obligations and responsibilities of such Participating Company under the Plan shall be assumed by any such successor or acquiring corporation; and all of the rights, privileges and benefits of the Participants and Beneficiaries hereunder shall continue.
9.8.Entire Plan
This document, any elections provided for in the Plan, any written amendments hereto and the LTRP Agreements contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
9.9.Withholding
Each Participating Company shall withhold from benefit payments all taxes required by law.
9.10.Code Section 409A
(a)    Interpretation. The Plan and the payments and benefits under the Plan are intended to either be exempt from the application of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”). Accordingly, the Plan shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Not in limitation of the foregoing, the payments and benefit provided under the Plan may not be deferred, accelerated, extended, paid out, modified or replaced in a manner that would result in the imposition of an additional tax or interest under Section 409A on a Participant.
(b)    Remedial Amendments. The Company reserves the right to reform any provision of the Plan that the Company determines could cause a Participant to incur any additional tax or interest under Section 409A to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without violating the provisions of Section 409A.
(c)    Installment Payments. For purposes of Section 409A, a Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)    No Offsets. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “nonqualified deferred compensation”

for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(a)(e)    Code Section 409A Special Provisions. Notwithstanding the provisions of Section 3.3, in no event (a) shall any payment made pursuant to Section 3.3 be made to a “specified employee” within the meaning of Code Section 409A earlier than 6 months after the date of the Participant’s Termination of Employment except in connection with the Participant’s death, and (b) will a distribution be made on account of a Change in Control unless such Change in Control constitutes a “change in control event” as defined in Section 409A..
9.11.Construction
Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.
9.12.Applicable Law
The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 30th day of July, 2024.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General
Counsel and Secretary

EXHIBIT A
LTRP AGREEMENT
THIS LTRP AGREEMENT is made this _____ day of _______________, 20___, by and between Coca-Cola Consolidated, Inc. (the “Company”) and ____________________, an employee of the Participating Company (the “Participant”).
WITNESSETH:

WHEREAS, the Company has adopted the Coca-Cola Consolidated, Inc. Long Term Retention Plan (the “Plan”) for the purpose of providing additional incentives to a select group of highly compensated or management employees of the Participating Company; and
WHEREAS, the Participant has been selected for participation in the Plan; and
WHEREAS, this Agreement is made to evidence the Participant’s participation in the Plan and to set forth the amount the Company will contribute to the Participant’s Account under the Plan.
NOW, THEREFORE, the Company and the Participant hereby agree as follows:
1.Incorporation of Plan. The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement.
2.Definitions. When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.
3.Company Contributions. The Participant’s Account shall be credited with an initial balance equal to zero. As soon as administratively feasible after the end of each quarter, beginning with the first contribution on or about ____________________, the Participant’s Account shall be credited with $_________________. The Participant’s Account will continue to be credited with contributions and shall vest in accordance with the Schedule attached hereto and made a part hereof.
4.Investment of Accounts. A Participant shall specify on a form or forms provided by the Plan Administrator or in such other manner designated by the Plan Administrator, how contributions credited to the Participant’s Account shall be allocated among the available Investment Options and related Investment Subaccounts. The Participant’s Account shall be adjusted each day that the financial markets are open to reflect the gains and losses attributable to such deemed investments.
5.No Interest Created. Neither the Participant, the Participant’s Beneficiary, nor any other person claiming under the Participant shall have any interest in any assets of the Company, including policies of insurance. The Participant and such Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this Agreement.
6.Benefits. The Participant’s benefit under the Plan shall equal the vested value of the Participant‘s Account. The vested portion of the Participant’s Account shall be payable
Exhibit A-1

following the Participant’s Termination of Employment or a Change in Control of the Company as provided in the Plan.
7.Benefit Elections. The Participant may make an election regarding the form of payment of the Participant’s benefit following a Termination of Employment or a Change in Control on an election form provided by the Plan Administrator. To be effective, such elections must be filed with the Plan Administrator within 30 days following the date of this Agreement. Such elections shall become irrevocable 30 days from the date of this Agreement; no subsequent change to the election(s) is permitted.
8.Noncompetition. As provided in the Plan, the Company shall have no obligation to pay any benefits to or on behalf of the Participant if, within 3 years of Termination of Employment, the Participant competes with or becomes interested in a business which competes with any Participating Company. This provision shall not apply, however, if the Participant’s Termination of Employment occurs after a Change in Control.
9.Suicide. As provided in the Plan, the Company shall have no obligation to pay any benefits on behalf of the Participant if the Participant commits suicide within 30 months of the date of this Agreement.
10.Governing Law. This Agreement and all rights thereunder shall be construed and enforced in accordance with the Employee Retirement Income Security Act of 1974, as amended, and, to the extent that state law is applicable, the laws of the State of Delaware.
11.Notices. Whenever notices are required by the Plan, they shall be deemed given if sent by first class mail, postage prepaid, to the parties of the following addresses or at such other addressee as may be designated in writing by the applicable party:
Coca-Cola Consolidated, Inc.
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Attention: Plan Administrator

Participant:

12.Entire Agreement. This Agreement contains the entire agreement and understanding of the Company and the Participant with respect to the matters contained herein and supersedes and replaces all prior agreements and understandings, written or oral, with respect thereto.
13.Receipt of Plan. The Participant acknowledges the receipt of a copy of the Plan.
Exhibit A-2

    IN WITNESS WHEREOF, the Company and the Participant have caused this LTRP Agreement to be executed this ____ day of _________, 20___.

COCA-COLA CONSOLIDATED, INC.

By:
Officer's Name:
Officer's Title:

Participant

Exhibit A-3

Exhibit B-1